Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	12.5% Series B Cumulative Redeemable Preferred Shares, no par value	Other (1)	2,811,535	—	$10,149,641.35	(1)	0.00011020	$1,118.49
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A			N/A
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A				N/A	N/A	N/A	N/A
	Total Offering Amounts					$10,149,641.35			$1,118.49
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$1,118.49

(1)	Estimated solely for the purpose of calculating the filing fee for this offering pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share (the “Series A Preferred Stock”), of Regional Health Properties, Inc. (the “Registrant”), as reported on the NYSE American LLC on February 9, 2023 ($3.61 per share), multiplied by the maximum number of shares of Series A Preferred Stock (2,811,535) that may be exchanged for the Registrant’s 12.5% Series B Cumulative Redeemable Preferred Shares, no par value per share, being registered.